Exhibit 99.1

Trecora Resources Reports First Quarter 2017 Results

Revenue Increased 6.4% Year-over-Year

Record Quarterly Wax Sales at Trecora Chemical

Conference Call at 4:30 pm ET Today

SUGAR LAND, Texas, May 4, 2017 /PRNewswire/ -- Trecora Resources (NYSE: TREC) a leading provider of high purity specialty hydrocarbons and waxes, today announced financial results for the first quarter ended March 31, 2017.

"We are off to a solid start in 2017 as we continue to make progress on our capital projects and prepare the company for long-term growth and profitability," said Simon Upfill-Brown, President and CEO. "Our revenue increased 6.4% as a result of higher petrochemical prices and continued revenue growth at Trecora Chemical (TC), while prime product sales were impacted by lower volumes from our Canadian Oil Sands customer. Excluding the impact on volume from that particular customer, our prime product volume grew a healthy 7.6% year-over-year. We anticipate modest volume growth in the second half of 2017 and remain well positioned for greater growth in 2018 as our new capital projects come online to take advantage of the resurgence in the North American chemical industry.

"We were especially pleased to report another strong quarter at TC driven by a 42.8% year-over-year increase in wax sales and a 13.5% increase on a sequential basis, demonstrating the upward trend we are realizing from this business," continued Upfill-Brown. "We continue to gain approvals of our higher quality wax products and make inroads in our target markets as we shipped quantities of our new Hot Melt Adhesives product to two local customers and have three others working on approval. With our distillation unit online and generating revenues in April, combined with the startup of the hydrogenation unit expected to occur later this month, we expect additional revenue contributions from these projects for the remainder of 2017.

"Finally, with the AMAK mine once again operational, we milled 61,000 tons during the quarter. Although averaging about a third of our target throughput for the mill in the quarter, production was on a solid upward trend. Sales of gold and silver doré contributed to reducing the equity losses we have recently experienced," said Upfill-Brown. "We expect exploration results and mining options for the initial work at Guyan next quarter, with additional drilling set to start in the third quarter, along with a life of mine update for the copper and zinc assets also expected in the third quarter."

First Quarter 2017 Financial Results
Total revenue in the first quarter was $55.5 million compared with $52.2 million in the first quarter of 2016, an increase of 6.4%. The increase in reported revenue was driven by a 23.0% increase in the average sales price of petrochemical products, partially offset by a 14.9% decrease in petrochemical sales volume, compared with the first quarter of 2016. The higher average sales price was partially offset by a 34.1% year-over-year increase in the average per-gallon cost of petrochemical feedstock which is the basis for the formula pricing for about 60% of the Company's petrochemical product sales. Average feedstock cost per gallon increased approximately 6.0% compared to fourth quarter of 2016 including the impact of minimum volume penalty fees. Since formula pricing is based upon prior month feedstock averages, sales price increases tend to lag higher feedstock costs resulting in lower profit margins.

Gross profit in the first quarter was $10.6 million, or 19.1% of total revenues, compared with $11.8 million, or 22.5% of total revenues, in the first quarter of 2016. Operating income for the first quarter was $4.2 million, compared with operating income of $6.1 million for the first quarter of 2016.

Net income for the first quarter was $1.5 million, or $0.06 per diluted share, compared with $7.2 million, or $0.29 per diluted share, for the first quarter of 2016. Adjusted net income for the quarter was $2.1 million, or $0.08 per share1. Reported net income in the first quarter of 2017 reflected equity in loss of AMAK of $1.0 million, or an estimated $0.03 per diluted share on an after-tax basis. Net income in the first quarter of 2016 reflected equity in earnings AMAK of $5.4 million, or an estimated $0.14 per diluted share on an after-tax basis.

1 Based on adjusted net income of $2.1 million and 25.1 million shares outstanding.

Adjusted EBITDA in the quarter was $7.4 million, representing a 13.3% margin, compared with Adjusted EBITDA of $9.2 million and a 17.6% margin in the year-ago period.

South Hampton Resources
Petrochemical volume in the first quarter was 17.3 million gallons, compared with 20.4 million gallons in the first quarter of 2016. Prime product volume in the first quarter of 2017 was 13.9 million gallons, compared with 14.6 million gallons in the first quarter of 2016. Byproduct volume, which is sold at significantly lower margins than prime products, decreased 12.7% sequentially and 40.2% year-over-year, to 3.4 million gallons. Byproduct prices were higher year-over-year and from the fourth quarter of 2016.

International volume represented 19.6% of total petrochemical volume during the quarter, down from 22.7% sequentially and 20.7% from the first quarter of 2016.

SHR SEGMENT INFORMATION*
	THREE MONTHS ENDED
	MARCH 31,
	2017	2016	% Change
Product sales	$44,391	$42,624	4%
Processing fees	1,488	1,441	3%
Net revenues	$45,879	$44,065	4%
Operating profit before depreciation and amortization	8,214	8,412	(2%)
Operating profit	6,658	7,075	(6%)
Depreciation and amortization	1,556	1,337	16%
EBITDA	8,040	8,413	(4%)
Capital expenditures	$ 8,756	$ 5,662	55%

*Dollar amounts in thousands/rounding may apply

Trecora Chemical
In the first quarter, TC generated revenues of $9.7 million, up 18.8% from $8.1 million in the first quarter of 2016. First quarter revenues were the highest of any quarter since TC was acquired in 2014. TC revenue included $6.5 million of wax product sales, up 42.8%, and $3.2 million of custom processing fees, lower by 11.8%, both compared with the first quarter of 2016. In the first quarter of 2016, custom processing fees included, for the last time, $1.7 million that were recognized for annual equipment non-use fees.

The distillation portion of the hydrogenation/distillation unit project at TC is now operational and starting to contribute revenue. Start up of the hydrogenation section continues to make progress with completion expected during the second quarter. Once fully operational, this unit will provide TC with new capabilities to leverage relationships with existing petrochemical customers and drive new custom processing revenue.

EBITDA in the first quarter was $0.7 million, compared with $2.1 million in the first quarter of 2016.

TC SEGMENT INFORMATION*
	THREE MONTHS ENDED
	MARCH 31,
	2017	2016	% Change
Product sales	$6,508	$4,557	43%
Processing fees	3,155	3,578	(12%)
Net revenues	$9,663	$8,135	19%
Operating profit before depreciation and amortization	745	2,062	(64%)
Operating profit (loss)	(271)	1,011	(127%)
Depreciation and amortization	1,016	1,051	(3%)
EBITDA	726	2,057	(65%)
Capital expenditures	$ 5,125	$ 1,940	164%

*Dollar amounts in thousands/rounding may apply

Al Masane Al Kobra Mining Company (AMAK)
Trecora reported equity in losses of AMAK of approximately $1.0 million during the first quarter of 2017. Operations are improving according to schedule. Although there were no copper or zinc concentrate sales in the period, some inventory was built at the port. Guyan exploration results as well as exploration results extending the life of the copper and zinc mine assets are expected in coming quarters. Additional drilling expected to start in the third quarter of 2017 in Al Aqiq, which is adjacent to Guyan and possesses similar geology.

Earnings Call
Today's conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at http://public.viavid.com/index.php?id=123905. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 4:30 pm Eastern start time; domestic callers (U.S. and Canada) should call 1-877-440-5803 or 1-719-325-4761 if calling internationally, using the conference ID 8307737. To listen to the playback, please call 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Use pin number 8307737 for the replay.

Use of Non-GAAP Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release contains the non-GAAP measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Laurie Little
The Piacente Group
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2017 (unaudited)	DECEMBER 31, 2016
ASSETS	(thousands of dollars)
Current Assets
Cash and cash equivalents	$ 4,045	$ 8,389
Trade receivables, net	24,248	22,193
Inventories	14,957	17,871
Prepaid expenses and other assets	3,481	3,511
Taxes receivable	4,143	3,983
Total current assets	50,874	55,947

Plant, pipeline and equipment, net	151,606	140,009

Goodwill	21,798	21,798
Other intangible assets, net	22,204	22,669
Investment in AMAK	48,420	49,386
Mineral properties in the United States	588	588
Other assets	63	87

TOTAL ASSETS	$ 295,553	$ 290,484

LIABILITIES
Current Liabilities
Accounts payable	$ 13,062	$ 13,306
Current portion of derivative instruments	34	58
Accrued liabilities	3,247	2,017
Current portion of post-retirement benefit	314	316
Current portion of long-term debt	8,061	10,145
Current portion of other liabilities	1,112	870
Total current liabilities	25,830	26,712

Long-term debt, net of current portion	76,092	73,107
Post-retirement benefit, net of current portion	897	897
Other liabilities, net of current portion	1,977	2,309
Deferred income taxes	24,261	23,083
Total liabilities	129,057	126,108

EQUITY
Common stock authorized 40 million shares of $.10 par value; issued 24.5 million in 2017 and 2016 and outstanding 24.3 million and 24.2 million shares in 2017 and 2016, respectively	2,451	2,451
Additional paid-in capital	54,077	53,474
Common stock in treasury, at cost	(254)	(284)
Retained earnings	109,933	108,446
Total Trecora Resources Stockholders' Equity	166,207	164,087
Noncontrolling Interest	289	289
Total equity	166,496	164,376

TOTAL LIABILITIES AND EQUITY	$ 295,553	$ 290,484

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED
	MARCH 31,
	2017	2016
REVENUES	(thousands of dollars)

Petrochemical and Product Sales	$ 50,899	$ 47,181
Processing Fees	4,643	5,019
	55,542	52,200

OPERATING COSTS AND EXPENSES
Cost of Sales and Processing
(including depreciation and amortization of $2,383 and $2,219, respectively)	44,924	40,429

GROSS PROFIT	10,618	11,771

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	6,221	5,449
Depreciation	205	177
	6,426	5,626

OPERATING INCOME	4,192	6,145

OTHER INCOME (EXPENSE)
Interest Income	2	4
Interest Expense	(636)	(628)
Equity in Earnings (Losses) of AMAK	(966)	5,367
Miscellaneous Expense	(44)	(17)
	(1,644)	4,726

INCOME BEFORE INCOME TAXES	2,548	10,871

INCOME TAXES	1,061	3,647

NET INCOME	1,487	7,224

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	--	--

NET INCOME ATTRIBUTABLE TO TRECORA RESOURCES	$ 1,487	$ 7,224

Basic Earnings per Common Share
Net Income Attributable to Trecora Resources (dollars)	$ 0.06	$ 0.30

Basic Weighted Average Number of Common Shares Outstanding	24,240	24,484

Diluted Earnings per Common Share
Net Income Attributable to Trecora Resources (dollars)	$ 0.06	$ 0.29

Diluted Weighted Average Number of Common Shares Outstanding	25,054	25,085

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES(1)
Adjusted EBITDA Margin
(rounding may apply)

	THREE MONTHS ENDED 3/31/17				THREE MONTHS ENDED 3/31/16
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(290)	$3,828	$(2,051)	$1,487	$1,006	$4,200	$2,018	$7,224
Interest	-	635	1	636	-	626	2	628
Taxes	-	2,021	(960)	1,061	-	2,250	1,397	3,647
Depreciation and amortization	21	167	16	204	20	149	8	177
Depreciation and amortization in cost of sales	995	1,389	-	2,384	1,031	1,188	-	2,219
EBITDA	726	8,040	(2,994)	5,772	2,057	8,413	3,425	13,895
Share based compensation	-	-	633	633	-	-	647	647
Equity in losses (earnings) of AMAK	-	-	966	966	-	-	(5,367)	(5,367)
Adjusted EBITDA	$726	$8,040	$(1,395)	$7,371	$2,057	$8,413	$(1,295)	$9,175

Revenue	9,663	45,879		55,542	8,135	44,065		52,200
Adjusted EBITDA Margin	7.5%	17.5%		13.3%	25.3%	19.1%		17.6%
(adjusted EBITDA/revenue)

Adjusted Net Income and Estimated EPS Impact
(rounding may apply)

	Three months ended March 31,
	2017	2016
Net Income	$ 1,487	$ 7,224

Equity in losses (earnings) of AMAK	$ 966	$(5,367)
Taxes at statutory rate of 35%	338	(1,878)
Tax effected equity in losses (earnings)	628	(3,489)
Adjusted Net Income	$ 2,115	$ 3,735
Diluted weighted average number of shares	25,054	25,203
Estimated effect on diluted EPS (-tax effected equity in AMAK/diluted weighted average number of shares)	($.03)	$0.14

(1) This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.